Exhibit 99.5

TA-HIGH DESERT, LLC

Financial Statements

December 31, 2013

(With Independent Auditors’ Report Thereon)

TA-HIGH DESERT, LLC

Table of Contents

Page(s)

Independent Auditors’ Report	1–2

Balance Sheet	3

Statement of Operations – Period from March 28, 2013 (acquisition) to December 31, 2013	4

Statement of Member’s Equity – Period from March 28, 2013 (acquisition) to December 31, 2013	5

Statement of Cash Flows – Period from March 28, 2013 (acquisition) to December 31, 2013	6

Notes to Financial Statements	7–15

Independent Auditors’ Report

The Member
TA-High Desert, LLC:

We have audited the accompanying financial statements of TA-High Desert, LLC, which comprise the balance sheet as of December 31, 2013, and the related statements of operations, member’s equity, and cash flows for the period from March 28, 2013 (acquisition) to December 31, 2013, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TA-High Desert, LLC as of December 31, 2013, and the results of its operations and its cash flows for the period from March 28, 2013 (acquisition) to December 31, 2013, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 29, 2014

TA-HIGH DESERT, LLC

Balance Sheet

December 31, 2013

(Amounts in thousands)

Assets
Current assets:
Restricted cash	$4,024
Accounts receivable — trade	706
Prepaid assets	133
Renewable energy grant receivable	19,628
Total current assets	24,491
Property, plant, and equipment:
Property, plant, and equipment	69,850
Less accumulated depreciation	(1,734)
Net property, plant, and equipment	68,116
Other assets:
Other intangible asset, net of accumulated amortization of $375	9,486
Other noncurrent assets	75
Total other assets	9,561
Total assets	$102,168
Liabilities and Member’s Equity
Current liabilities:
Current portion of long-term debt	$24,976
Accounts payable — trade	102
Payable to affiliates	16
Accrued expenses	49
Other current liabilities	2,891
Total current liabilities	28,034
Other liabilities:
Long-term debt	55,019
Total noncurrent liabilities	55,019
Total liabilities	83,053
Commitment and contingencies (note 7)
Member’s equity:
Contributed capital	17,798
Retained earnings	1,317
Total member’s equity	19,115
Total liabilities and member’s equity	$102,168

See accompanying notes to financial statements.

TA-HIGH DESERT, LLC

Statement of Operations

Period from March 28, 2013 (acquisition) to December 31, 2013

(Amounts in thousands)

Operating revenue:
Sales of electricity	$7,572
Total operating revenue	7,572
Operating costs and expenses:
Cost of operations	1,190
Depreciation expense	1,734
Amortization of intangible asset	375
Total operating costs and expenses	3,299
Operating income	4,273
Other expense, net:
Interest expense	2,956
Total other expense, net	2,956
Net income	$1,317

See accompanying notes to financial statements.

TA-HIGH DESERT, LLC

Statement of Member’s Equity

Period from March 28, 2013 (acquisition) to December 31, 2013

(Amounts in thousands)

			Total
	Contributed	Retained	member’s
	capital	earnings	equity
Balance at March 28, 2013 (inception)	$23,614	—	23,614
Net income	—	1,317	1,317
Non-cash dividend to Parent	(5,816)	—	(5,816)
Balance as at December 31, 2013	$17,798	1,317	19,115

See accompanying notes to financial statements.

TA-HIGH DESERT, LLC

Statement of Cash Flows

Period from March 28, 2013 (acquisition) to December 31, 2013

(Amounts in thousands)

Cash flows from operating activities:
Net income	$1,317
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	1,734
Amortization of intangible asset	375
Changes in assets and liabilities:
Accounts receivable — trade	(706)
Prepaid assets	(133)
Accounts payable — trade and accrued expenses	51
Payable to affiliates	16
Net cash provided by operating activities	2,654
Cash flows from investing activities:
Capital expenditures	(66)
Change in restricted cash	(672)
Net cash used in investing activities	(738)
Cash flows from financing activity:
Debt payments	(1,916)
Net cash used in financing activity	(1,916)
Net change in cash and cash equivalents	—
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$—
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,939
Noncash investing activities:
Reduction of fixed assets for deferred tax asset	$5,816
Reduction of fixed assets for renewable energy grant, net of reserve	19,628
Noncash financing activities:
Dividend paid to members	$5,816

See accompanying notes to financial statements.

TA-HIGH DESERT, LLC

Notes to Financial Statements

December 31, 2013

(1)                     Nature of Business

TA-High Desert, LLC (High Desert or the Company), a Delaware limited liability company, is a wholly owned subsidiary of RE Mayfair, LLC (Mayfair), a Delaware limited liability company, a wholly owned subsidiary of NRG Solar PV LLC (Solar PV), a Delaware limited liability company, a wholly owned subsidiary of NRG Solar LLC (NRG Solar), a Delaware limited liability company, a wholly owned subsidiary of NRG Repowering Holdings LLC (NRG RH), a Delaware limited liability company, a wholly owned subsidiary of NRG Energy, Inc. (NRG or the Parent).

The Company, along with Mayfair, was originally a wholly owned subsidiary of Recurrent Energy Development Holdings, LLC (Recurrent) and was organized to develop, design, construct, own, and operate the 20MW High Desert photovoltaic solar generating facility located near Lancaster, California. In February 2013, Solar PV entered into a Purchase and Sale Agreement with Recurrent to acquire 100% of the equity interest in the Company. The acquisition was completed on March 28, 2013.  See note 3, Business Acquisition, for further information regarding the purchase of High Desert.

In December 2009, the Company entered into a 20-year solar project power purchase agreement (PPA) to provide solar-generated electricity to Southern California Edison (SCE). See note 7, Commitments and Contingencies, for further information regarding the PPA.

The construction of the facility was completed and commercial operations commenced on March 25, 2013.

(2)                     Summary of Significant Accounting Policies

The financial statements are presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

(a)                      Restricted Cash

Restricted cash consists primarily of funds held to satisfy the requirements of the Company’s debt agreement. These funds are restricted for current debt service payments and other operating costs, per the restrictions of the debt agreement.

(b)                      Accounts Receivable — Trade

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. There was no allowance for doubtful accounts at December 31, 2013.

(c)                       Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance, including planned major maintenance, are charged to expenses as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets.

(d)                      Impairment of Long-Lived Assets

Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. Such reviews are performed in

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TA-HIGH DESERT, LLC

Notes to Financial Statements

December 31, 2013

accordance with Accounting Standards Codification (ASC) 360, Property, Plant, and Equipment. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured by the difference between an asset’s carrying amount and fair value with the difference recorded in operating costs and expenses in the statements of operations. Fair values are determined by a variety of valuation methods, including appraisals, sales prices of similar assets, and present value techniques. There have been no indicators of impairment as of December 31, 2013.

(e)                       Intangibles Assets

The intangible asset is the value, determined as of the date of acquisition, for the rights to the High Desert PPA. This definite-lived intangible asset is amortized over 20 years, which is the term of the PPA agreement.

(f)                         Income Taxes

This Company is a wholly owned limited liability company (a disregarded entity) for federal and state income tax purposes. Therefore, federal and state income taxes are assessed at the Parent level. Accordingly, no provision has been made for federal or state income taxes in the accompanying financial statements. If the Company was a separate taxpaying entity, pro forma tax expense for the period from acquisition to December 31, 2013 would have been approximately $537 thousand.

(g)                      Revenue Recognition

The Company recognizes revenue billable under the provisions of the PPA for energy and capacity with SCE, which has a term of 20 years. Revenue recognized under the PPA is calculated based on power output and established prices, as defined in the PPA. The PPA is accounted for as an operating lease in accordance with ASC 840, Leases (ASC 840). ASC 840 requires minimum lease payments to be amortized over the term of the lease and contingent rentals are recorded when the achievement of the contingency becomes probable. The Company’s lease has no minimum lease payments. All rent is recorded as contingent rent on an actual basis when the electricity is delivered.

(h)                      Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change.

(i)                         Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of restricted cash, accounts receivable — trade, renewable energy grant receivable, and accounts payable — trade. Restricted cash is held in a money market fund and invested in treasury and other government securities.

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TA-HIGH DESERT, LLC

Notes to Financial Statements

December 31, 2013

The Company sells 100% of the power it generates to a single customer, SCE, through a PPA. At December 31, 2013, the accounts receivable with this customer totaled $706 thousand. The maximum amount of loss due to credit risk, should the customer fail to perform, is the amount of the outstanding receivable, and any losses associated with replacing this one customer.

(j)                         Fair Value Measurements

The Company accounts for the fair value of financial instruments in accordance with ASC 820, Fair Value Measurements and Disclosures. The Company does not hold or issue financial instruments for trading purposes.

For restricted cash, accounts receivable — trade, accounts payable, payable to affiliate, and accrued expenses, the carrying amount approximates fair value because of the short-term maturity of those instruments and is classified as Level 1 within the fair value hierarchy.

The carrying value of long-term debt approximates fair value as the long-term debt carries a variable interest rate and is classified as Level 3 in the fair value hierarchy.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Accounting principles generally accepted in the United States of America (U.S. GAAP) establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of inputs used to measure fair value are as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

(k)                      Other Comprehensive Income

The Company’s total comprehensive income is equal to net income for the year ended December 31, 2013.

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TA-HIGH DESERT, LLC

Notes to Financial Statements

December 31, 2013

(l)                         Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Estimates are used for such items as business acquisitions, derivative instruments, and impairment of long-lived assets, intangible assets, and contingencies, among others.

(m)                   Recent Accounting Developments

ASU 2013-02 — In February 2013, the FASB issued ASU No. 2013-02, Other Comprehensive Income (Topic 220) Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, or ASU No. 2013-02. The amendments in ASU No. 2013-02 require the Company to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income, either on the face of the income statement or in the notes, if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income in the same reporting period. For other amounts not required by U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures, which provide additional information about the amounts. The guidance is effective prospectively for reporting period beginning after December 15, 2012. As this guidance provides only presentation requirements, the adoption of this standard did not impact the Company’s results of operations, cash flows, or financial position.

(3)                     Business Acquisition

On March 28, 2013, Solar PV acquired 100% of the equity interest in High Desert for $23.6 million. The acquisition was accounted for by Solar PV using acquisition accounting and through the application of “push-down” accounting, the purchase price paid by Solar PV was allocated to the Company’s assets, liabilities and equity as of the acquisition date.  Accordingly, the Company recorded the identifiable assets acquired and liabilities assumed at their estimated fair values on the acquisition date, while transaction costs associated with the acquisition were expensed as incurred. At December 31, 2013, the initial accounting for the business combination was not complete because additional information still needs to be received.

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TA-HIGH DESERT, LLC

Notes to Financial Statements

December 31, 2013

The following table summarizes the provisional values assigned to the net assets acquired as of the acquisition date (in thousands):

Assets:
Restricted cash	$3,352
Construction in progress	95,204
Intangible asset	9,861
Other noncurrent asset	75
Total assets	108,492
Liabilities:
Accounts payable	100
Accrued expenses and other current liabilities	2,867
Current portion of long-term debt	24,088
Long-term debt	57,823
Total liabilities	84,878
Net assets acquired	$23,614

The provisional fair values of the property, plant, and equipment and PPA acquired at the acquisition date were measured primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement as defined in ASC 820. Significant considerations in determining fair value measurements as defined in ASC 820 of the assets acquired and liabilities assumed are as follows:

•                               Property, plant, and equipment — The estimated fair values of property, plant, and equipment acquired were valued utilizing the cost approach, which estimates fair value by determining the current cost of replacing an asset with another of equivalent economic utility adjusted for functional obsolescence and physical depreciation. The assets acquired were classified as construction in progress and commenced depreciation upon the commercial operation date of the facility.

•                               Power purchase agreement — The estimated fair value of the PPA acquired was valued utilizing a variation of the income approach. Under this approach, the present value of expected future cash flows resulting from the acquired PPA, considering operating costs of the solar facility and charges for contributory assets utilized in the business, such as working capital and property, plant, and equipment, was estimated and then discounted to present value at the weighted average cost of capital of an integrated utility peer group adjusted for project-specific financing attributes. Charges for contributory assets are largely driven by costs incurred to construct the solar facility under the assumed Engineering, Procurement & Construction (EPC) Agreement.

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TA-HIGH DESERT, LLC

Notes to Financial Statements

December 31, 2013

(4)                     Property, Plant, and Equipment

At December 31, 2013, property, plant, and equipment consisted entirely of plant equipment of $69.9 million, net of $1.7 million of accumulated depreciation. The depreciable lives of the plant equipment range from 20 to 30 years.

In 2013, the Company applied for a cash grant in lieu of investment tax credits from the U.S. Treasury Department in the amount of $25.4 million, for the High Desert project, which is a qualified renewable energy project. The renewable energy grant receivable was recorded when the cash grant application was filed, which resulted in a reduction to the book basis of the property, plant, and equipment.

On April 9, 2014 the Company received proceeds from its cash grant application of $19.6 million from the U.S. Treasury Department. As a result, the Company recorded an additional reserve to reduce the renewable energy grant receivable to $19.6 million as of December 31, 2013, with a corresponding entry to Property, Plant and Equipment.

In 2013, a reserve was established for a portion of the renewable energy grant receivable that was not expected to be realized as a result of the U.S. government’s budget sequestration. The $1.8 million reserve resulted in an increase in the book basis of the property, plant, and equipment.

The Company recorded the related deferred tax assets of $5.8 million recognizable by the Parent as a distribution to the Parent, with a corresponding reduction in the book value of the related property, plant, and equipment.

In connection with the cash grants and related tax assets, the book value of the Company’s property, plant, and equipment was reduced by a total of $25.4 million for 2013.

(5)                     Debt

On August 3, 2012, the Company entered into the Note Purchase and Private Shelf Agreement (the Credit Agreement) with Prudential Investment Management. The Credit Agreement includes $58.0 million of Senior Floating Rate Construction Notes, $22.2 million of Senior Secured Floating Rate Bridge Notes, and $11.8 million of Senior Secured Floating Rate Revolving Notes. The floating rate notes and revolving facility bear interest equal to the three-month LIBOR plus 2.5%. The revolving facility can be used in cash or issuance of up to $9 million in letters or credit. All of the assets of the Company have been pledged as collateral for this agreement.

On March 29, 2013, the Company converted the outstanding construction notes to fixed-rate debt with an interest rate of 5.15%. The term loan matures on the 18th anniversary of the term conversion date.

As of December 31, 2013, $51.4 million was outstanding under the fixed-rate term loan, $22.2 million was outstanding under the Senior secured floating rate bridge loans, and $6.4 million of floating rate notes were outstanding. Additionally, $8.8 letters of credit in support of the project were issued under the revolving debt portion of the facility. The Company was in compliance with all debt covenants as of December 31, 2013.

(Continued)

TA-HIGH DESERT, LLC

Notes to Financial Statements

December 31, 2013

The following table summarizes the principal maturities of the Company’s debt as of December 31, 2013 (in thousands):

Debt
maturities
Year ended December 31:
2014	$24,976
2015	2,879
2016	2,952
2017	3,018
2018	3,095
Thereafter	43,075
Total	$79,995

(6)                     Related-Party Transactions

On February 27, 2013, the Company entered into an asset management agreement (AMA) with NRG Solar Asset Management, LLC, an indirect wholly owned subsidiary of NRG. Under this agreement, asset management fees increase in subsequent periods based on certain adjustment ratios and allow for the reimbursement of reasonable expenses incurred in connection with its services.

The AMA will remain in effect until the earlier of the sale of the Company to a third party or a date that is 10 years after the commercial operations date. Upon the expiration of the initial term, the AMA will automatically extend in one-year increments unless either party delivers written notice of termination to the other party no later than 180 days prior to the expiration of the initial term. The Company incurred costs under the AMA agreement of $34 thousand for the period from acquisition to December 31, 2013.

(7)                     Commitments and Contingencies

The Company enters into contracts in the ordinary course of business that contain various representations, warranties, indemnifications, and guarantees. Some of the agreements contain indemnities that cover the other party’s negligence or limit the other party’s liability with respect to third-party claims, in which event the Company effectively indemnifies the other party. While there is the possibility of a loss related to such representations, warranties, indemnifications, and guarantees in the contracts and such loss could be significant, the Company considers the probability of loss to be remote.

Power Purchase Agreement — On December 30, 2009, the Company entered into a 20-year PPA to provide solar-generated electricity to Southern California Edison. Under the terms of the PPA, the Company is obligated to deliver up to 20 MW of electric energy output generated by the facility as well as renewable energy attributes for a period of 20 years. Revenues consist of fixed payments based on production. Under the terms of the PPA, the Company has guaranteed certain performance output that if not achieved will be obligated to pay shortfall amounts. No such payments were required in 2013.

Operation and Maintenance Agreement — On April 23, 2012, the Company entered into a five-year operation and maintenance agreement (O&M) with Swinerton Builders, which can be extended on an annual basis for up to five years following the expiration of the Term. Under this agreement, the Company

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TA-HIGH DESERT, LLC

Notes to Financial Statements

December 31, 2013

pays a fixed monthly operating fee and provides reimbursement of all labor costs, including payroll taxes, and other costs. The Company incurred costs under the O&M agreement of $304 thousand for the period from acquisition to December 31, 2013.

Transmission Interconnection Agreement — On December 22, 2011, the Company entered into a 25-year small generator interconnection agreement (the Interconnection Agreement) with SCE that connects the facility to SCE’s distribution system. Both the Company and SCE are responsible for their share of reasonable costs associated with operating, maintaining, and replacing their distribution or interconnection facilities.

Lease Agreement — On August 3, 2011, the Company entered into a 20-year land lease agreement (Land Lease Agreement) with RE Mayfair Landco LLC. Under the terms of the Land Lease Agreement, the Company is required to pay approximately $311,016 per year to RE Mayfair Landco LLC, in quarterly installments. During the term of the Land Lease Agreement, the Company has the right to extend the terms for up to three additional five-year periods.

Future minimum lease commitments under the land lease, which is accounted for as an operating lease, are as follows (in thousands):

2014	$311
2015	311
2016	311
2017	311
2018	311
Thereafter	4,432
Total	$5,987

(8)                     Subsequent Events

On February 24, 2014, the Company utilized cash generated from operating activities to make an optional prepayment of $900 thousand with respect to the Credit Agreement.

On April 9, 2014, the Company received proceeds from its cash grant application of $19.6 million from the U.S. Treasury. On April 21, 2014, the Company utilized the proceeds from the cash grant, along with $1.7 million contributed to the Company by NRG RH, to repay the outstanding balance of the Senior Secured Floating Rate Bridge Notes. The Company is evaluating the basis for the U.S. Treasury Department’s award and all of its options for recovering the amount by which the U.S. Treasury Department reduced the cash grant award.

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TA-HIGH DESERT, LLC

Notes to Financial Statements

December 31, 2013

In February 2014, the Company received a demand letter from Recurrent requesting payments for certain disputed items within the purchase and sale agreement. The Company has engaged independent engineers to investigate the validity of the related claims and has responded to the demand letter contesting the related payments. The Company’s maximum exposure with respect to the claim is $3.6 million, which would be reflected as an adjustment to the purchase price for the acquisition.

These financial statements and notes reflect the Company’s evaluation of events occurring subsequent to the balance sheet date through April 29, 2014, the date that the financial statements are available to be issued.